Exhibit (8)(q)

MORGAN STANLEY

                                                    MORGAN STANLEY
                                                    ASSET MANAGEMENT INC.
                                                    1221 AVENUE OF THE AMERICAS
                                                    NEW YORK, NEW YORK  10020
                                                   (212) 703-4000

May 1, 1997


Mark F. Muething, Esq.
Senior Vice President
Annuity Investors Life Insurance Company
250 East Fifth Street
Cincinnati, OH 45202

Gentlemen:

We are please to have entered into an agreement with Annuity Investors Life Insurance Company (the "Company") dated May 1, 1997 providing for the purchase by the Company of shares of Morgan Stanley Universal Funds, Inc. (the "Fund") for its separate accounts to fund variable annuity contract and variable life policy benefits ("Participation Agreement").

In recognition of the fact that the Company will provide various administrative services in connection with the issuance of variable annuity contracts and variable life insurance policies and the fact that we (or our affiliates), as investments advisers and administrators to the Fund will not incur administrative expenses that we would otherwise incur in servicing large numbers of investors in the Fund (such as shareholder communication, record keeping and postage expenses), we will pay to the Company 0.15% of the Company's separate account investments in the portfolios of the Fund.

Payment will be made on a quarterly basis during the month following the end of each quarter.

If you agree to the foregoing, please sign the enclosed copy of this letter and return it to George Koshy at Morgan Stanley Asset Management Inc., 1221 Avenue of the Americas, New York, New York 10010.

Sincerely,

Morgan Stanley Asset Management Inc.

By:   /s/ Jeffrey R. Margolis
      Name:  Jeffrey R. Margolis
      Title: Principal


Miller Anderson & Sherrerd, LLP

By:   /s/ Marna C. Whittington
      Name:  Marna C. Whittington
      Title: Managing Director


AGREED

Annuity Investors Life Insurance Company

By:   /s/ Mark F. Muething
      Name:  Mark F. Muething
      Title: Senior Vice President